EXHIBIT 99

PRESS RELEASE

FOR MORE INFORMATION CONTACT: David W. Heeter, CEO (765) 747-2880 Patrick C. Botts, President and Chief Operating Officer (765) 747-2900	FOR IMMEDIATE RELEASE August 18, 2006

Mutual Federal Savings Bank Completes Branch Purchase

          MUNCIE, INDIANA - Mutual Federal Savings Bank announced today that it has completed the acquisition of three branch offices of Community First Bank and Trust. The offices purchased are in Winchester, Warsaw and Wabash Indiana.

"The purchase of these offices allows Mutual Federal Savings Bank to expand its footprint and provide enhanced franchise value," said Dave Heeter, CEO of Mutual Federal Savings Bank.

In Winchester, Mutual Federal will move its Marsh Supermarket branch operations into the former Community First Office a block away. This will provide a full-service operation including drive-up teller and ATM availability. The walk-up ATM in the Marsh store will remain in service at this time. Pat Botts, President and Chief Operating Officer of Mutual Federal said, "We are excited about increasing our customer base in Randolph County and Winchester, and believe this new branch location will extend convenient service to existing and potential customers."

In Warsaw, all purchased accounts will be serviced from existing Mutual Federal offices. Three offices are convenient to the purchased Community First office.

Mutual Federal will operate the former Community First office in Wabash as an independent branch office. Botts added, "Serving Wabash County is exciting because it enables us to bridge the gap in service between our Grant and Kosciusko County operations. We believe our outstanding products and services will provide Wabash County customers an alternative to their existing banking relationships."

Mutual Federal Savings Bank was chartered in 1889 and presently offers financial services through a network of twenty-one full-service offices in Delaware, Randolph, Kosciusko, Grant and Wabash Counties and via the Internet. Mutual Federal is a wholly-owned subsidiary of MutualFirst Financial, Inc. (NASDAQ: MFSF).

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.